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                                                                Exhibit 99.1

[Philadelphia Consolidated Holding Corp. Liberty Bell Graphic]
Philadelphia Consolidated Holding Corp.
One Bala Plaza
Suite 100
Bala Cynwyd, Pennsylvania 19004
610.617.7900 Fax: 610.617.7940

PHILADELPHIA CONSOLIDATED HOLDING CORP.
ANNOUNCES PROPOSED PUBLIC OFFERING

NOVEMBER 2, 2001 PRESS RELEASE


BALA CYNWYD, PA, November 2, 2001 -- Philadelphia Consolidated Holding Corp. (PHLY-NASDAQ) announced today that it has filed a registration statement with respect to a proposed public offering of an aggregate of 4,000,000 shares of its common stock, 3,000,000 of which are being offered by the Company and 1,000,000 of which are being offered by James J. Maguire, the company's Chief Executive Officer and Chairman of the Board of Directors. The Company intends to use its net proceeds from the offering to provide additional capital for its insurance subsidiaries and for general corporate purposes. The Company has granted the underwriters an option to purchase up to 600,000 additional shares to cover over-allotments.

The offering is being joint lead-managed by Merrill Lynch & Co. (bookrunner) and Banc of America Securities LLC. A written preliminary prospectus relating to the offering may be obtained from the underwriters.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of those securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Forward-Looking Information

This release contains forward-looking statements that are based on management's estimates, assumptions and projections. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, results of the Company's business, and the other matters referred to above include, but are not limited to: (i) changes in the business environment in which the Company operates, including inflation and interest rates; (ii) changes in taxes, governmental laws and regulations; (iii) competitive product and pricing activity; (iv) difficulties of managing growth profitably; (v) catastrophe losses; and (vi) the amount of time and extent of business interruptions and other losses resulting from the terrorist attacks of September 11, 2001 and any future terrorist attacks.

Philadelphia Insurance Companies, rated "A+ (Superior)" by A.M. Best Company, markets and underwrites specialty property and casualty insurance products through 36 proprietary underwriting offices across the U.S. of A.



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